Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES OBJECTIVES FOR FISCAL YEAR

ENDING DECEMBER 31, 2006

NAPLES, FLORIDA (March 20, 2006) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) today announced annual objectives for its new fiscal year ending December 31, 2006.

FISCAL 2006 OBJECTIVES:
Average Hospital QSM Score:	90% or better
Revenues (in millions):	$4,000 to $4,100
EBITDA (in millions):	$785 - $815
Diluted Earnings Per Share:	$1.43- $1.49
Average Shares Outstanding (diluted, in millions)	243
Same Hospital Admissions Growth:	1.5% to 2.5%
Same Hospital Surgeries Growth:	1% to 3%
Same Hospital Revenue Growth:	4% to 7%
Capital Expenditures (existing hospitals, in millions):	$150 to $165
Capital Expenditures (de novo/replacement hospitals, in millions):	$100 to $115
Days Sales Outstanding:	62 to 69 days
Bad Debt Expense As % Of Net Revenue:	7.75% to 8.75%
Acquisition Objectives:	3 to 5 acquisitions
Depreciation & Amortization (in millions):	$185 - $195
Interest Expense (in millions):	$37 - $41

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Health Management Associates, Inc./Page 2

The Company’s new objectives reflect (1) a previously announced change in its fiscal year end to December 31 from September 30; (2) an adjustment to expected operating performance to reflect current market conditions; and (3) certain specific items, as more fully described below.

With regard to operating performance, HMA’s hospitals continue to experience slower growth in patient volumes (reflected in admissions and adjusted admissions) and higher levels of uncompensated care (reflected in indigent /charity care and bad debt expense) than previously anticipated. The Company believes these two trends have affected the hospital industry as a whole. The new objectives reflect these trends. In particular, the Company has reduced its objective for same hospital admissions growth for the year to a range of 1.5 - 2.5% from a previous range of 2 - 4% and increased its bad debt expense objective to 7.75 – 8.75% from a previous range of 7.5 – 8.5%.

Specific items incorporated into HMA’s financial objectives include: (1) a negative $0.03 diluted earnings per share impact from anticipated increases in interest expense resulting from the refinancing of convertible bond debt; (2) a negative $0.01 diluted earnings per share impact from anticipated increases in insurance costs, primarily property insurance; (3) a negative $0.01 diluted earnings per share impact from pre-opening operating costs associated with HMA’s de novo Collier Regional Medical Center, expected to open in January 2007; (4) as previously announced on January 24, 2006, a negative $0.05 diluted earnings per share impact from the adoption of FASB Statement No. 123(revised), Share Based Payment, (“SFAS 123(R)”) which requires the expensing of stock options and other share-based payments; (5) a positive $0.02 diluted earnings per share impact from the adoption of FASB Interpretation No. 45-3, (Entitled Minimum Revenue Guarantees Granted to a Business or Its Owners), requiring the Company to begin capitalizing and amortizing certain elements of its physician recruitment costs; and (6) a positive $0.01 diluted earnings per share impact from Cleveland Clinic Naples, which the Company expects to acquire in the quarter ending June 30, 2006. HMA expects Collier Regional Medical Center will be accretive to earnings within four quarters following its opening. Cleveland Clinic Naples is already profitable on an annual basis, and the Company expects its profitability to increase during its first full year after acquisition; however, HMA expects less accretion in fiscal year 2006 than would otherwise be expected, as a result of the acquisition occurring near the summer months, historically a slower period for patient volumes in Florida.

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Health Management Associates, Inc./Page 3

The Company has adjusted its acquisition objective in 2006 to 3-5 acquisitions from its previous objective of 5 to 7 acquisitions in order to reinforce its priority of optimizing the performance of its existing hospitals. HMA’s new acquisition objective includes three hospitals already identified: Amory, MS (acquired in January); St. Cloud, FL (joint venture commenced in February); and Cleveland Clinic Naples (acquisition expected to be completed during the quarter ending June 30, 2006). The Company fully expects to resume a more robust pace of acquisitions in future years, and has identified over three hundred hospitals in the United States that could meet the Company’s criteria for acquisition.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the previously announced transaction to acquire the 83-bed Cleveland Clinic Naples Hospital, HMA will operate 61 hospitals in 16 states with approximately 8,628 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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